Joint Filer Information

Names:	Deerfield Mgmt, L.P.

Address:	780 Third Avenue, 37th Floor New York, NY 10017

Designated Filer:	James E. Flynn

Issuer and Ticker Symbol:	eHealth, Inc. [EHTH]

Date of Earliest Transaction Requiring Statement:	March 6, 2015

The undersigned, Deerfield Mgmt, L.P. is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with James E. Flynn with respect to the beneficial ownership of securities of eHealth, Inc.

Signatures:

DEERFIELD MGMT, L.P. By: J.E. Flynn Capital, LLC, General Partner By: /s/ Jonathan Isler Jonathan Isler, Attorney-In-Fact